UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 8, 2006

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
250 Rittenhouse Circle Bristol, PA 19007 (Address of principal executive offices)
(215) 785-4000 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 8, 2006, Jones Apparel Group, Inc. (the "Company") and Wesley R. Card entered into an amendment to the Amended and Restated Employment Agreement dated as of March 11, 2002 between the Company and Mr. Card, as further amended on February 28, 2003, to reflect Mr. Card's cessation of service as the Company's Chief Financial Officer as of March 8, 2006 but continuation of service as the Company's Chief Operating Officer.  The foregoing description of the amendment is qualified in its entirety by reference to the full text of the amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 9, 2006, the Company issued a press release announcing that Efthimios P. Sotos had been appointed Chief Financial Officer of the Company, and Wesley R. Card had relinquished that position but would continue as the Company's Chief Operating Officer.  Mr. Sotos has served as Executive Vice President-Treasurer, Strategic and Financial Planning since September 2005.  He previously served as Corporate Vice President and Treasurer from 2001 to April 2002 and Senior Vice President and Treasurer from May 2002 to August 2005.  Mr. Sotos joined the Company in 1999 in connection with the Company's acquisition of Nine West Group Inc., where he was the Assistant Treasurer.

The press release concerning these personnel changes, which took effect on March 8, 2006, is attached hereto as Exhibit 99.1 and furnished herewith.

On July 1, 2004, the Company and Mr. Sotos entered into an employment agreement, which was amended effective as of July 1, 2004 (the "Employment Agreement").  The term of the Employment Agreement began on July 1, 2004 and ends on June 30, 2007.  The Employment Agreement provides that Mr. Sotos will serve as the Company's Senior Vice President and Treasurer of the Company, that his annual salary will be the greater of $315,000 per annum or such other amount as the Company may determine from time to time, and that he is eligible for an annual bonus under the applicable bonus program, payable in the sole discretion of the Company.  Mr. Sotos is also eligible to participate in employee benefit programs, including medical and dental plans, and is entitled to receive other benefits and vacation time on the same basis as other employees holding similar positions with the Company.

If the Company terminates Mr. Sotos' employment for cause or if Mr. Sotos resigns, he will receive his unpaid salary through the date of termination and such benefits as are required by law.  In addition, as described below, if the Company elects to enforce non-competition restrictions after the termination date, he will receive non-competition payments.  If the Company terminates Mr. Sotos' employment without cause, he will receive his then current annual salary and continued benefits for the longer of the balance of the term of the Employment Agreement or the 12-month period immediately following the date of termination of his employment (such longer period, the "Severance Period").

The Employment Agreement contains non-competition restrictions during Mr. Sotos' employment.  If the Company terminates Mr. Sotos' employment without cause, the non-competition restrictions continue for the duration of the Severance Period, provided that the Company is making severance payments to him as described above.  If (i) the Company terminates Mr. Sotos' employment for cause or if Mr. Sotos resigns and (ii) within 12 months after the termination date, Mr. Sotos plans to engage in, or accepts a position with a third party that engages in, business activities that compete with those of the Company, Mr. Sotos must so notify the Company in writing.  Under those circumstances, the Company has the right to enforce non-competition restrictions during the period from the date of the notice until the first anniversary of the termination date, provided that it makes non-competition payment during each month of such period in an amount equal to Mr. Sotos' monthly salary as of the termination date (prorated for the portion of the month in which the Company makes such election).  Mr. Sotos is prohibited from interfering in the Company's employment of its employees while he is employed and during the period ending two years after the Severance Period.  The Employment Agreement also contains customary confidentiality, ownership of intellectual property and non-interference with customer and supplier provisions.

In connection with Mr. Sotos' appointment as Chief Financial Officer, the Company anticipates entering into an amended and restated employment agreement with Mr. Sotos, the terms of which are not yet determined.

Exhibit No.	Description
10.1	Amendment No. 2 dated March 8, 2006 to Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.
99.1	Press Release of the Registrant dated March 9, 2006.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: _____________________ Efthimios P. Sotos Chief Financial Officer

 Date: March 9, 2006

Exhibit Index

Exhibit No.	Description
10.1	Amendment No. 2 dated March 8, 2006 to Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.
99.1	Press Release of the Registrant dated March 9, 2006.

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